As filed with the Securities and Exchange Commission on January 7, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4593 (Primary Standard Industrial Classification Code Number)	84-2421185 (I.R.S. Employer Identification No.)

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

(208) 331-8400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

US ECOLOGY, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Jeffrey R. Feeler
President and Chief Executive Officer

US Ecology, Inc.
101 S. Capitol Blvd., Suite 1000
Boise, Idaho 83702

(208) 331-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Leitzell, Esq.

Michael Darby, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Deferred Compensation Obligations	$4,000,000	100%	$4,000,000	$519.20

(1)                                 The deferred compensation obligations (the “Obligations”) to which this registration statement on Form S-8 (the “Registration Statement”) relates are unsecured obligations of US Ecology, Inc. (f/k/a US Ecology Parent, Inc.) (the “Company” or “Registrant”) to pay deferred compensation in the future in accordance with the terms of the US Ecology, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

(2)                                 Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the maximum amount of compensation which may be deferred under the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)                                 US Ecology Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019 (File 000-11688);

(b)                                 The Registrant’s and US Ecology Holdings, Inc.’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 6, 2019 (File No. 000-11688), for the fiscal quarter ended June 30, 2019, filed on August 5, 2019 (File No. 000-11688) and for the fiscal quarter ended September 30, 2019, filed on November 4, 2019 (File No. 001-39120);

(c)                                  The Registrant’s and US Ecology Holdings, Inc.’s Current Reports on Form 8-K filed on May 24, 2019, June 24, 2019 (two filings), July 22, 2019, August 9, 2019, October 16, 2019, November 1, 2019, November 7, 2019 and November 21, 2019 (in each case, excluding any information deemed furnished under Item 2.02 or Item 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(d)                                 The description of the Registrant’s common stock, par value $0.01 per share contained in the Registrant’s Registration Statement on Form S-4 initially filed with the Commission on August 1, 2019 (File No. 333-232930), including any amendment or report filed for the purpose of updating such description;

(e)                                  NRC Group Holdings Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 25, 2019 (File No. 001-38119); and

(f)                                   NRC Group Holdings Corp.’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 7, 2019 (File No. 001-38119), the fiscal quarter ended June 30, 2019, filed on August 7, 2019 (File No. 001-38119) and the fiscal quarter ended September 30, 2019, filed on November 12, 2019 (File No. 001-38119).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement.  Each document incorporated by reference in this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission, until the information contained in such document is superseded or updated by any subsequently filed document which is incorporated by reference in this Registration Statement.

Item 4.         Description of Securities.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The Plan provides certain selected key managerial employees and independent contractors of the Company and its subsidiaries (including the Chief Executive Officer, the Chief Financial Officer and the other named executive officers) with the ability to defer certain compensation on a pre-tax basis and accumulate tax-deferred earnings thereon.  Under the Plan, such individuals who are eligible to participate in the Plan may (but are not required to) elect to defer the receipt of a portion of certain eligible compensation, including, without limitation, base salary, performance-based compensation and commissions (up to the limits specified in the Plan) until a permissible distribution event occurs.

The permissible distribution events under the Plan include a separation from service, death, disability, unforeseeable emergency, and a payment date specified by the participant.  Participants who make such a deferral election may also select the applicable form of payment (i.e., a lump sum vs. annual installments) for certain permissible distribution events from among the various payment forms permitted in the Plan.  Participants who have previously made a deferral election may, with the consent of the Company, change the deferral election to further delay the payment date or change the form of payment, in all cases, in accordance with the rules set forth in the Plan.

The amount of compensation that a participant elects to defer will be credited to one or more book reserve accounts maintained under the Plan for such participant.  Participants will be provided the opportunity to select one or more investment funds in which their deferred compensation accounts will be deemed to be invested, and the account balances will be adjusted, among other things, based on the performance of such deemed investment.  Participants are fully vested in their deferred compensation accounts, and all income, gains and losses attributable thereto.  Employer credits are not allowed under the Plan.

The Obligations are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such Obligations shall be void.  The Registrant’s Obligations will be unsecured general obligations of the Registrant, and any rights of a participant under the Plan shall be no greater than the right of an unsecured creditor of the Registrant.  The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.  The Plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan became effective on January 1, 2020.  The Company may amend and terminate the Plan at any time, subject to certain limitations set forth in the Plan.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers.  The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL.  The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful.  With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses.  To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself.  The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article Seventh of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Registrant shall indemnify and hold harmless to the fullest extent authorized by the DGCL each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director and/or officer of the Registrant, or is or was serving (during his or her tenure as director and/or officer) at the request of the Registrant, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of such Proceeding is an alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding.  The Registrant’s Certificate of Incorporation also provides that such director or officer shall have the right to be paid by the Registrant for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of any such Proceeding will be made only upon receipt by the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under the Registrant’s Certificate of Incorporation or otherwise.  Additionally, as permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or is stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.  The Registrant’s Certificate of Incorporation further provides that the Registrant (i) may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of law; and (ii) may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

In addition, the Registrant currently maintains liability insurance for its directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation of US Ecology, Inc. filed with the Secretary of State of Delaware on November 1, 2019 (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on November 1, 2019).

3.2	Amended and Restated Bylaws of US Ecology, Inc. effective as of November 1, 2019 (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed on November 1, 2019.

4.1	US Ecology, Inc. Nonqualified Deferred Compensation Plan.

5.1	Opinion of Wayne Ipsen as to the legality of the securities being registered.

15.1	Letter re: Unaudited Financial Statements of US Ecology, Inc.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Wayne Ipsen (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.  Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                        to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 7th day of January, 2020.

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey R. Feeler and Eric L. Gerratt, each and individually, as his attorney and agent, with full power of substitution and resubstitution, on his behalf in any such capacity to sign and file this Registration Statement and any and all amendments (including post-effective amendments), supplements, exhibits and other documents related thereto which any such attorney or substitute may deem necessary or advisable to be filed with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in these resolutions, as fully as such officer or director might or could do if personally present and acting and as fully as US Ecology, Inc. might or could do by a properly authorized agent.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey R. Feeler	President, Chief Executive Officer and Director	January 7, 2020
Jeffrey R. Feeler	(Principal Executive Officer)

/s/ Eric L. Gerratt	Executive Vice President, Chief Financial Officer and Treasurer	January 7, 2020
Eric L. Gerratt	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joe F. Colvin	Director	January 7, 2020
Joe F. Colvin

/s/ Katina Dorton	Director	January 7, 2020
Katina Dorton

/s/ Glenn A. Eisenberg	Director	January 7, 2020
Glenn A. Eisenberg

/s/ Daniel Fox	Director	January 7, 2020
Daniel Fox

/s/ Ronald C. Keating	Director	January 7, 2020
Ronald C. Keating

/s/ Stephen A. Romano	Director	January 7, 2020
Stephen A. Romano

/s/ John T. Sahlberg	Director	January 7, 2020
John T. Sahlberg

/s/ Melanie Steiner	Director	January 7, 2020
Melanie Steiner